Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS FOURTH QUARTER 2014 RESULTS

•	Net income was $1.80 per share, including net gains of $0.07 per share. Adjusted net income was $1.73 per share (refer to the GAAP reconciliation table on page 15).

•	Full year net income was $8.99 per share, including net gains of $0.14 per share from certain items. Adjusted net income was $8.85 per share (refer to the GAAP reconciliation table on page 15).

•	Medical enrollment totaled approximately 37.5 million members as of December 31, 2014 and increased by over 1.8 million lives during 2014.

•

Full year 2015 GAAP net income is expected to be greater than $9.30 per share. Full year adjusted net income is expected to be greater than $9.70 per share (refer to the GAAP reconciliation table on page 15).

•	Board of Directors increases quarterly dividend by nearly 43% to $0.625 per share, totaling $2.50 per share on an annualized basis.

Indianapolis, Ind. – January 28, 2015 – Anthem, Inc. (NYSE: ANTM) today announced that fourth quarter 2014 net income was $506.7 million, or $1.80 per share. These results included net gains of approximately $0.07 per share. Net income in the fourth quarter of 2013 was $148.2 million, or $0.49 per share, which included net losses of approximately $0.38 per share.

Excluding the items noted in each period, adjusted net income was $1.73 per share in the fourth quarter of 2014, an increase of 98.9 percent compared with adjusted net income of $0.87 per share in the prior year quarter (refer to page 15 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

Full year 2014 net income totaled approximately $2.6 billion, or $8.99 per share, including net gains of $0.14 per share from certain items. Full year 2013 net income was approximately $2.5 billion, or $8.20 per share, including net losses of $0.32 per share from certain items. Excluding the items noted in each period, adjusted net income was $8.85 per share for the full year of 2014, an increase of 3.9 percent from $8.52 per share in 2013 (refer to page 15).

“We are pleased with the solid finish to 2014, which leaves us well-positioned for growth in 2015. Our membership growth in 2014 is encouraging and we remain focused on improving healthcare affordability and quality,” said Joseph Swedish, president and chief executive officer.

“Our fourth quarter results reflect solid underlying performance. Our increased dividend and continued share buybacks demonstrate our strong cash flow outlook and our continued commitment to appropriate capital deployment,” said Wayne DeVeydt, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 37.5 million members at December 31, 2014, an increase of approximately 1.8 million members, or 5.2 percent, from 35.7 million at December 31, 2013. Commercial & Specialty Business enrollment increased by 1.1 million medical members as the Company experienced growth in the National, Local Group, and Individual markets. Enrollment also grew in the Medicaid and Federal Employee Program business by 815,000 and 11,000, respectively, partially offset by a decline in the Medicare business of 37,000.

Medical enrollment decreased by 32,000 members, or 0.1 percent, sequentially during the fourth quarter of 2014, primarily due to enrollment losses in the Individual and Local Group businesses, partially offset by an increase in enrollment in the Medicaid business.

Operating Revenue: Operating revenue was nearly $18.8 billion in the fourth quarter of 2014, an increase of approximately $1.1 billion, or 6.4 percent, compared with approximately $17.6 billion in the prior year quarter. The growth in revenue reflected premium increases to cover overall cost trends and new fees associated with Health Care Reform, as well as higher enrollment in the Medicaid, Individual and Commercial self-funded businesses. These increases were partially offset by a decline in revenues due to the previously disclosed State of New York contract conversion to a self-funded arrangement and a decline in Small Group and Medicare enrollment.

Benefit Expense Ratio: The benefit expense ratio was 84.5 percent in the fourth quarter of 2014, a decrease of 330 basis points from 87.8 percent in the prior year quarter. The decline was largely driven by an improvement in the Commercial & Specialty Business predominantly due to the impact of additional premium revenue which helps cover new Health Care Reform fees and improvement in the Medicaid business primarily due to retro rate adjustments recorded during the current year quarter.

Medical claims reserves established at December 31, 2013, developed modestly better than the Company’s expectation during 2014.

Medical Cost Trend: For the full year 2014, underlying Local Group medical cost trend was approximately 6.5 percent. The Company anticipates that medical cost trends will increase by approximately 50 basis points in 2015.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 42.5 days as of December 31, 2014, a decrease of 1.5 days from 44.0 days as of September 30, 2014. The decline was primarily due to changes in the timing of claims payments between periods.

SG&A Expense Ratio: The SG&A expense ratio was 16.2 percent in the fourth quarter of 2014, an increase of 120 basis points from 15.0 percent in the fourth quarter of 2013. The increase was driven by new fees related to Health Care Reform effective January 1, 2014.

Operating Cash Flow: Operating cash flow for the fourth quarter 2014 totaled $305 million, or 0.6 times net income. For the full year 2014, operating cash flow totaled nearly $3.4 billion, or 1.3 times net income.

Share Repurchase Program: During the fourth quarter of 2014, the Company repurchased more than 2.8 million shares of its common stock for $343 million, or a weighted-average price of $121.17. For the full year 2014, the Company repurchased more than 30.4 million shares of its common stock, or 10.4 percent of the shares outstanding as of December 31, 2013, for nearly $3.0 billion, or a weighted-average price of $98.52. As of December 31, 2014, the Company had approximately $5.7 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the fourth quarter of 2014, the Company paid a quarterly dividend of $0.4375 per share, representing a distribution of cash totaling $117.6 million.

On January 27, 2015, the Board of Directors declared a first quarter 2015 dividend to shareholders of $0.625 per share. On an annualized basis, this equates to a dividend of $2.50 per share. The first quarter dividend is payable on March 25, 2015, to shareholders of record at the close of business on March 10, 2015.

Investment Portfolio & Capital Position: During the fourth quarter of 2014, the Company recorded net realized gains on investments totaling $43.8 million, partially offset by other-than-temporary impairment losses totaling $13.5 million. During the fourth quarter of 2013, the Company recorded net realized gains of $105.5 million, partially offset by other-than-temporary impairment losses totaling $25.8 million.

As of December 31, 2014, the Company’s net unrealized gain position in the investment portfolio was $958.1 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $607.4 million and $350.7 million, respectively. As of December 31, 2014, cash and investments at the parent company totaled approximately $2.7 billion.

Discontinued Operations: In late December 2013, the Company entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. The sales were completed on January 31, 2014. As a result, the current and prior period operating results of 1-800 CONTACTS have been classified as discontinued operations, net of the related tax effects.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended December 31			Twelve Months Ended December 31
	2014	2013	Change	2014	2013	Change
Operating Revenue
Commercial & Specialty Business	$9,728.0	$9,911.7	(1.9%)	$39,199.6	$39,404.2	(0.5%)
Government Business	9,040.4	7,723.7	17.0%	33,796.4	30,752.6	9.9%
Other	7.8	10.3	(24.3%)	25.7	34.6	(25.7%)

Total Operating Revenue[1]	18,776.2	17,645.7	6.4%	73,021.7	70,191.4	4.0%

Operating Gain / (Loss)
Commercial & Specialty Business	$539.5	$254.1	112.3%	$3,260.9	$3,176.4	2.7%
Government Business	354.9	165.5	114.4%	1,191.9	844.0	41.2%
Other	(8.9)	(0.2)	NM [2]	(34.4)	(19.0)	NM [2]

Total Operating Gain[1]	885.5	419.4	111.1%	4,418.4	4,001.4	10.4%

Operating Margin
Commercial & Specialty Business	5.5%	2.6%	290 bp	8.3%	8.1%	20 bp
Government Business	3.9%	2.1%	180 bp	3.5%	2.7%	80 bp
Total Operating Margin[1]	4.7%	2.4%	230 bp	6.1%	5.7%	40 bp

(1)	Non-GAAP measures. See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $539.5 million in the fourth quarter of 2014, an increase of $285.4 million, or 112.3 percent, from $254.1 million in the fourth quarter of 2013. The increase reflects the overall growth in profitability in this segment, along with the change in the mix and seasonality of the product portfolio, predominantly due to the implementation of Health Care Reform product offerings.

Government Business: Operating gain in the Government Business segment was $354.9 million in the fourth quarter of 2014, an increase of $189.4 million, or 114.4 percent, from $165.5 million in the fourth quarter of 2013. The increase was driven primarily by retro rate adjustments recorded during the current year quarter and earnings contributions from enrollment growth throughout the year.

Other: The Company reported an operating loss of $8.9 million in the Other segment for the fourth quarter of 2014, compared with an operating loss of $0.2 million in the prior year quarter.

OUTLOOK

Full Year 2015 (refer to the Financial Guidance Summary on page 14 for full details):

•

Net income is expected to be greater than $9.30 per share, including greater than $0.40 per share of amortization of other intangible assets. Excluding this item, adjusted net income is expected to be greater than $9.70 per share (refer to the GAAP reconciliation table on page 15).

•

Medical membership is expected to be in the range of 38,000,000 – 38,200,000. Fully insured membership is expected to be in the range of 14,750,000 – 14,850,000 and self-funded membership is expected to be in the range of 23,250,000 – 23,350,000.

•	Operating revenue is expected to be within the range of $78.0 - $78.5 billion.

•	Benefit expense ratio is expected to be in the range of 83.0% plus or minus 30 basis points.

•	SG&A ratio is expected to be in the range of 16.1% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $3.5 billion.

Basis of Presentation

1.	Operating revenue and operating gain, both non-GAAP measures, are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain, is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on investments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, loss on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 15 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	In late December 2013, Anthem, Inc. entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. As a result, the Company reclassified the current and prior period results of 1-800 CONTACTS as discontinued operations, net of the related tax effects. The 1-800 CONTACTS subsidiary and related assets sale was completed on January 31, 2014.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1074 (Domestic)	800-475-6701 (Domestic Replay)
612-288-0329 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 341160. The replay will be available from 11:00 a.m. EDT today, until the end of the day on February 11, 2015. The call will also be available through a live webcast at www.antheminc.com under “Investors.” A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Doug Simpson, 317-488-6181	Kristin Binns, 917-697-7802
Douglas.simpson@anthem.com	Kristin.binns@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With more than 68 million people served by its affiliated companies, including more than 37 million enrolled in its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	December 31, 2014	December 31, 2013	September 30, 2014	December 31, 2013	September 30, 2014
Medical Membership
Customer Type
Local Group	15,137	14,725	15,163	2.8%	(0.2%)

National Accounts	7,155	6,777	7,169	5.6%	(0.2%)
BlueCard	5,279	5,050	5,268	4.5%	0.2%

Total National	12,434	11,827	12,437	5.1%	(0.0%)

Individual	1,793	1,755	1,914	2.2%	(6.3%)
Medicaid	5,193	4,378	5,077	18.6%	2.3%
Medicare	1,404	1,441	1,402	(2.6%)	0.1%
FEP	1,538	1,527	1,538	0.7%	0.0%

Total Medical Membership	37,499	35,653	37,531	5.2%	(0.1%)

Funding Arrangement
Self-Funded	22,800	20,294	22,767	12.3%	0.1%
Fully-Insured	14,699	15,359	14,764	(4.3%)	(0.4%)

Total Medical Membership	37,499	35,653	37,531	5.2%	(0.1%)

Reportable Segment
Commercial & Specialty Business	29,364	28,307	29,514	3.7%	(0.5%)
Government Business	8,135	7,346	8,017	10.7%	1.5%

Total Medical Membership	37,499	35,653	37,531	5.2%	(0.1%)

Other Membership & Customers
Life and Disability Membership	4,762	4,819	4,783	(1.2%)	(0.4%)
Dental Membership	4,995	4,895	4,973	2.0%	0.4%
Managed Dental Membership	4,918	4,886	4,898	0.7%	0.4%
Vision Membership	5,096	4,743	5,101	7.4%	(0.1%)
Medicare Advantage Part D Membership	690	628	682	9.9%	1.2%
Medicare Part D Stand-Alone Membership	467	474	475	(1.5%)	(1.7%)

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended December 31
	2014	2013	Change
Revenues
Premiums	$17,577.9	$16,609.6	5.8%
Administrative fees	1,186.3	1,025.5	15.7%
Other revenue	12.0	10.6	13.2%

Total operating revenue	18,776.2	17,645.7	6.4%

Net investment income	177.8	176.3	0.9%
Net realized gains on investments	43.8	105.5	(58.5%)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(14.3)	(26.6)	46.2%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	0.8	0.8	0.0%

Other-than-temporary impairment losses recognized in income	(13.5)	(25.8)	47.7%

Total revenues	18,984.3	17,901.7	6.0%

Expenses
Benefit expense	14,857.9	14,580.8	1.9%
Selling, general and administrative expense
Selling expense	356.3	387.0	(7.9%)
General and administrative expense	2,676.5	2,258.5	18.5%

Total selling, general and administrative expense	3,032.8	2,645.5	14.6%
Interest expense	153.6	145.8	5.3%
Loss on extinguishment of debt	0.3	—	NM (2)
Amortization of other intangible assets	52.6	59.7	(11.9%)

Total expenses	18,097.2	17,431.8	3.8%

Income from continuing operations before income tax expense	887.1	469.9	88.8%

Income tax expense	380.4	161.0	136.3%

Income from continuing operations	506.7	308.9	64.0%

Loss from discontinued operations, net of tax (1)	—	(160.7)	NM (2)

Net income	$506.7	$148.2	241.9%

Net income per diluted share	$1.80	$0.49	267.3%

Diluted shares	281.0	301.7	(6.9%)

Benefit expense as a percentage of premiums	84.5%	87.8%	(330) bp
Selling, general and administrative expense as a percentage of total operating revenue	16.2%	15.0%	120 bp
Income from continuing operations before income tax expense as a percentage of total revenues	4.7%	2.6%	210 bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP.
(2)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(In millions, except per share data)	Twelve Months Ended December 31
	2014	2013	Change
	(Unaudited)
Revenues
Premiums	$68,389.8	$66,119.1	3.4%
Administrative fees	4,590.6	4,031.9	13.9%
Other revenue	41.3	40.4	2.2%

Total operating revenue	73,021.7	70,191.4	4.0%

Net investment income	724.4	659.1	9.9%
Net realized gains on investments	177.0	271.9	(34.9%)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(56.2)	(100.6)	44.1%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	7.2	1.7	NM (2)

Other-than-temporary impairment losses recognized in income	(49.0)	(98.9)	50.5%

Total revenues	73,874.1	71,023.5	4.0%

Expenses
Benefit expense	56,854.9	56,237.1	1.1%
Selling, general and administrative expense
Selling expense	1,490.1	1,526.9	(2.4%)
General and administrative expense	10,258.3	8,426.0	21.7%

Total selling, general and administrative expense	11,748.4	9,952.9	18.0%
Interest expense	600.7	602.7	(0.3%)
Loss on extinguishment of debt	81.1	145.3	(44.2%)
Amortization of other intangible assets	220.9	245.3	(9.9%)

Total expenses	69,506.0	67,183.3	3.5%

Income from continuing operations before income tax expense	4,368.1	3,840.2	13.7%

Income tax expense	1,808.0	1,205.9	49.9%

Income from continuing operations	2,560.1	2,634.3	(2.8%)

Income from discontinued operations, net of tax (1)	9.6	(144.6)	NM (2)

Net income	$2,569.7	$2,489.7	3.2%

Net income per diluted share	$8.99	$8.20	9.6%

Diluted shares	285.9	303.8	(5.9%)

Benefit expense as a percentage of premiums	83.1%	85.1%	(200) bp
Selling, general and administrative expense as a percentage of total operating revenue	16.1%	14.2%	190 bp
Income from continuing operations before income tax expense as a percentage of total revenues	5.9%	5.4%	50 bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP.
(2)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,151.7	$1,582.1
Investments available-for-sale, at fair value:
Fixed maturity securities	17,467.4	17,038.2
Equity securities	1,906.6	1,735.5
Other invested assets, current	20.2	16.3
Accrued investment income	161.4	168.8
Premium and self-funded receivables	4,825.5	3,968.7
Other receivables	2,117.0	1,063.3
Income taxes receivable	308.9	235.7
Securities lending collateral	1,515.2	969.8
Deferred tax assets, net	280.4	383.0
Other current assets	1,474.6	1,677.5
Assets held for sale	—	906.9

Total current assets	32,228.9	29,745.8

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	504.4	449.9
Equity securities	31.5	31.3
Other invested assets, long-term	1,695.9	1,542.6
Property and equipment, net	1,944.3	1,801.5
Goodwill	17,082.0	16,917.2
Other intangible assets	7,958.1	8,441.0
Other noncurrent assets	619.9	645.2

Total assets	$62,065.0	$59,574.5

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$6,861.2	$6,127.2
Reserves for future policy benefits	68.1	63.1
Other policyholder liabilities	2,626.5	2,073.2

Total policy liabilities	9,555.8	8,263.5
Unearned income	1,078.1	822.7
Accounts payable and accrued expenses	3,651.8	3,426.3
Security trades pending payable	66.2	95.2
Securities lending payable	1,515.3	969.7
Short-term borrowings	400.0	400.0
Current portion of long-term debt	625.0	518.0
Other current liabilities	1,861.2	1,674.7
Liabilities held for sale	—	181.4

Total current liabilities	18,753.4	16,351.5

Long-term debt, less current portion	14,127.2	13,573.6
Reserves for future policy benefits, noncurrent	671.3	723.0
Deferred tax liabilities, net	3,226.0	3,325.2
Other noncurrent liabilities	1,035.8	836.0

Total liabilities	37,813.7	34,809.3

Shareholders’ equity
Common stock	2.7	2.9
Additional paid-in capital	10,062.3	10,765.2
Retained earnings	14,014.4	13,813.9
Accumulated other comprehensive income	171.9	183.2

Total shareholders’ equity	24,251.3	24,765.2

Total liabilities and shareholders’ equity	$62,065.0	$59,574.5

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve Months Ended December 31
(In millions)	2014	2013

Operating activities
Net income	$2,569.7	$2,489.7
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(177.0)	(271.9)
Other-than-temporary impairment losses recognized in income	49.0	98.9
Loss on extinguishment of debt	81.1	145.3
(Gain)/loss on disposal of discontinued operations	(3.2)	221.8
(Gain)/loss on disposal of assets	(1.7)	3.9
Deferred income taxes	30.7	59.1
Amortization, net of accretion	744.5	800.9
Depreciation expense	106.5	107.9
Impairment of property and equipment	7.9	47.7
Share-based compensation	168.9	146.0
Excess tax benefits from share-based compensation	(46.4)	(30.1)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(1,899.7)	(418.3)
Other invested assets	(21.7)	(15.1)
Other assets	405.5	(33.6)
Policy liabilities	1,240.6	(345.8)
Unearned income	255.1	(73.8)
Accounts payable and accrued expenses	(14.4)	303.6
Other liabilities	(7.9)	(154.6)
Income taxes	(34.0)	9.3
Other, net	(84.2)	(38.6)

Net cash provided by operating activities	3,369.3	3,052.3

Investing activities
Purchases of fixed maturity securities	(9,613.4)	(13,704.5)
Proceeds from sales and maturities of fixed maturity securities	9,384.7	12,814.7
Purchases of equity securities	(912.0)	(820.3)
Proceeds from sales of equity securities	746.5	721.0
Purchases of other invested assets	(205.7)	(251.5)
Proceeds from sales of other invested assets	124.7	127.1
Settlement of non-hedging derivatives	(67.4)	(109.8)
Changes in securities lending collateral	(545.6)	(405.1)
Proceeds from the sale of subsidiary, net of cash sold	740.0	—
Net purchases of property and equipment	(626.6)	(607.3)
Other, net	(0.1)	1.3

Net cash used in investing activities	(974.9)	(2,234.4)

Financing activities
Net repayments of commercial paper borrowings	(379.2)	(191.7)
Net proceeds from short-term borrowings	—	150.0
Net proceeds from (repayments of) long-term borrowings	969.9	(551.9)
Changes in securities lending payable	545.6	405.0
Changes in bank overdrafts	173.0	9.9
Premiums paid on equity options	—	(25.8)
Repurchase and retirement of common stock	(2,998.8)	(1,620.1)
Cash dividends	(480.7)	(448.0)
Proceeds from issuance of common stock under employee stock plans	301.3	524.7
Excess tax benefits from share-based compensation	46.4	30.1

Net cash used in financing activities	(1,822.5)	(1,717.8)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(7.1)	2.2

Change in cash and cash equivalents	564.8	(897.7)
Cash and cash equivalents at beginning of year	1,586.9	2,484.6

Cash and cash equivalents at end of period	2,151.7	1,586.9

Less: cash and cash equivalents of discontinued operations at end of period	—	(4.8)

Cash and cash equivalents of continuing operations at end of period	$2,151.7	$1,582.1

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
(In millions)	2014	2013	2012
	(Unaudited)

Gross medical claims payable, beginning of year	$6,127.2	$6,174.5	$5,489.0
Ceded medical claims payable, beginning of year	(23.4)	(27.2)	(16.4)

Net medical claims payable, beginning of year	6,103.8	6,147.3	5,472.6

Business combinations and purchase adjustments	—	—	804.4

Net incurred medical claims:
Current year	56,305.8	55,894.3	48,080.1
Prior years (redundancies) [1]	(541.9)	(599.1)	(513.6)

Total net incurred medical claims	55,763.9	55,295.2	47,566.5

Net payments attributable to:
Current year medical claims	50,353.9	49,887.2	42,832.4
Prior years medical claims	5,420.0	5,451.5	4,863.8

Total net payments	55,773.9	55,338.7	47,696.2

Net medical claims payable, end of year	6,093.8	6,103.8	6,147.3
Ceded medical claims, end of year	767.4	23.4	27.2

Gross medical claims payable, end of year	$6,861.2	$6,127.2	$6,174.5

Current year medical claims paid as a percentage of current year net incurred medical claims	89.4%	89.3%	89.1%

Prior year redundancies in the current year as a percentage of prior year net medical claims payables less prior year redundancies in the current year	9.7%	10.8%	10.4%

Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.0%	1.3%	1.1%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

Financial Guidance Summary

(Unaudited)

	Full Year 2014 Actual	Full Year 2015 Outlook	Approximate Change
Year-End Medical Enrollment
Self-funded	22,800	23,250 - 23,350	450k - 550k
Fully-Insured	14,699	14,750 - 14,850	50k - 150k

Total	37,499	38,000 - 38,200	500k - 700k

Operating Revenue	$73.0 billion	$78.0 - $78.5 billion	$5.0-$5.5 billion or 7%-8%

Benefit Expense Ratio	83.1%	83.0% +/- 30 bps	(10) bps

SG&A Expense Ratio	16.1%	16.1% +/- 30 bps	Flat

Operating Gain	$4.4 billion	Greater than $4.75 billion	Greater than $350 million or 8%

Other Pre-Tax Items:
Net Investment income	$724 million	$660 million	($64) million
Interest Expense	($601) million	($635) million	($34) million
Amortization of Intangible Assets	($221) million	($180) million	$41 million

Net Pre-Tax Expense	($98) million	($155) million	($57) million

Effective Tax Rate	41.4%	43.5% - 45.5%	2.1% - 4.1%

GAAP EPS	$8.99	Greater than $9.30	3% or better

Adjusted EPS[1]	$8.85	Greater than $9.70	9% or better

Diluted Shares	285.9	270-274 million	(4%) - (6%)

Operating Cash Flow	$3.4 billion	Greater than $3.5 billion	$100 million or better

(1)

Starting in 2015, the adjusted earnings per share calculation will exclude the after-tax impact of the amortization of other intangible assets expense. 2014 adjusted earnings per share on a comparable basis would have been $9.35 and the Approximate Change from 2015 to 2014 would be “4% or better”.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income,” “Adjusted Net Income Per Share,” “Operating Revenue,” and “Operating Gain” which are non-GAAP measures in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the other non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions, except per share data)	2014	2013	Change	2014	2013	Change

Net income	$506.7	$148.2	241.9%	$2,569.7	$2,489.7	3.2%
Add / (Subtract) - net of related tax effects:
Net realized gains on investments	(28.5)	(68.6)		(115.1)	(176.7)
Other-than-temporary impairment losses on investments	8.8	16.9		31.9	64.3
Loss on extinguishment of debt	0.2	—		52.7	94.4
Impairment of intangible assets	—	164.5		—	164.5
Tax benefit from favorable tax election	—	—		—	(65.0)
Acquisition and integration related costs	—	—		—	16.3
1-800 CONTACTS 2014 income	—	—		(9.6)	—

Net adjustment items	(19.5)	112.8		(40.1)	97.8

Adjusted net income	$487.2	$261.0	86.7%	$2,529.6	$2,587.5	(2.2%)

Net income per diluted share	$1.80	$0.49	267.3%	$8.99	$8.20	9.6%
Add / (Subtract) - net of related tax effects:
Net realized gains on investments	(0.10)	(0.23)		(0.40)	(0.58)
Other-than-temporary impairment losses on investments	0.03	0.06		0.11	0.21
Loss on extinguishment of debt	0.00	—		0.18	0.31
Impairment of intangible assets	—	0.55		—	0.54
Tax benefit from favorable tax election	—	—		—	(0.21)
Acquisition and integration related costs	—	—		—	0.05
1-800 CONTACTS 2014 income	—	—		(0.03)	—

Net adjustment items	(0.07)	0.38		(0.14)	0.32

Adjusted net income per diluted share	$1.73	$0.87	98.9%	$8.85	$8.52	3.9%

	Full Year 2015 Outlook

Net income per diluted share	Greater than $	9.30
Add / (Subtract) - net of related tax effects:
Amortization of other intangible assets	Greater than $	0.40

Net adjustment items	Greater than $	0.40

Adjusted net income per diluted share - 2015 basis[1]	Greater than $	9.70

(1)	Starting in 2015, the adjusted earnings per share calculation will exclude the after-tax impact of the amortization of other intangible assets expense.

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions)	2014	2013	Change	2014	2013	Change
Reportable segments operating gain	$885.5	$419.4	111.1%	$4,418.4	$4,001.4	10.4%
Net investment income	177.8	176.3		724.4	659.1
Net realized gains on investments	43.8	105.5		177.0	271.9
Other-than-temporary impairment losses recognized in income	(13.5)	(25.8)		(49.0)	(98.9)
Interest expense	(153.6)	(145.8)		(600.7)	(602.7)
Amortization of other intangible assets	(52.6)	(59.7)		(220.9)	(245.3)
Loss on extinguishment of debt	(0.3)	—		(81.1)	(145.3)

Income from continuing operations before income tax expense	$887.1	$469.9	88.8%	$4,368.1	$3,840.2	13.7%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Anthem and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this press release, in presentations, filings with the Securities and Exchange Commission, or SEC, reports to shareholders and in meetings with analysts and investors. The projections referenced in this press release are forward-looking and they are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the SEC; increased government participation in, or regulation or taxation of, health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (Health Care Reform); trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in the federal and state health insurance exchanges under Health Care Reform, which have experienced technical difficulties in implementation and which entail uncertainties associated with the mix and volume of business, particularly in our individual and small group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.